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                   BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY
                               [200 Park Avenue
                              New York, NY 10166]

                ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached. The provisions in this Endorsement are effective on the Issue Date of this Contract as a Roth IRA (or the date it has been converted to a Roth IRA); unless a later date is specified under the federal tax law with respect to a provision hereunder. If there is a conflict between the terms of this Contract (including any prior endorsements or riders thereto) and the terms of this Endorsement, this Endorsement controls. However, the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted, the form of distributions which are permitted, and the minimum Accumulation Period prior to commencement of payments under an income annuity) which will continue to apply to the extent consistent with federal tax law.

This Endorsement is being added to the Contract as of the Issue Date in order to comply with the federal income tax rules that apply to the administration of your Contract and the payment of the proceeds of the Contract or the payment of any Death Benefit. The Owner will comply with the provisions of this Endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties.

The following provisions through Article VIII of this Roth IRA Endorsement are word-for-word identical to the operative provisions in Articles I through VIII of IRS Form 5305-RB (3-02) and are deemed to meet the statutory requirements for a Roth IRA.

The Annuitant is establishing a Roth Individual Retirement Annuity (Roth IRA) under Section 408A of the Internal Revenue Code (the "Code"), to provide for his or her retirement and for the support of his or her Beneficiaries after death.

ARTICLE I
Except in the case of a rollover contribution described in section 408A(e), a re-characterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000
for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

ARTICLE II
1. The contribution limit described in Article I is gradually reduced to $0 for higher income Annuitants. For a single Annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married Annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married Annuitant who files separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the Annuitant's AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the Annuitant is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

2. In the case of a joint return, the AGI limits in the preceding Paragraph apply to the combined AGI of the Annuitant and his or her spouse.

ARTICLE III
The Annuitant's interest in the contract is non-forfeitable and nontransferable.

ARTICLE IV
1.  The contract does not require fixed contributions.

2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

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ARTICLE V
1. If the Annuitant dies before his or her entire interest in the contract is distributed to him or her and the Annuitant's surviving spouse is not the designated Beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated Beneficiary, in accordance with (b) below:

    (a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the Annuitant's death, over the designated Beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the Annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9

    (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant's death.

2. If the Annuitant's surviving spouse is the designated Beneficiary, such spouse will then be treated as the Annuitant.

ARTICLE VI
1. The Annuitant agrees to provide the issuer with information necessary to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2. The issuer agrees to submit to the IRS and the Annuitant the reports prescribed by the IRS.

ARTICLE VII
Notwithstanding any other Articles, which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional Articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

ARTICLE VIII
This Endorsement will be amended as necessary to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

ARTICLE IX
1.  Terms used in this Endorsement:

    (a)  "Issuer" means Brighthouse Life Insurance Company of NY.

    (b) "Annuitant," "You," and "Your" refer to the measuring life who is also the Owner of the annuity Contract or, if this is an inherited IRA within the meaning of Code Section 408(d)(3)(c) maintained for the benefit of a designated Beneficiary of a deceased IRA Owner, the deceased IRA Owner.

    (c) "Contract" may also refer to a "Certificate" issued under a group annuity Contract.

2. Any provisions relating to federal tax requirements for Your IRA Contract that do not apply to Roth IRAs are hereby deleted by this Endorsement. This includes, but is not limited to, provisions relating to minimum distribution requirements during Your life that apply to Your IRA Contract but do not apply to Your Roth IRA.

    Any other Contract references to IRAs are replaced with Roth IRA.

3. Notwithstanding Article I of this Endorsement, the issuer may accept a nontaxable transfer from an individual retirement plan under Code
    Section 7701(a)(37) and additional contributions specifically authorized by statute, If this is an inherited IRA within the meaning of Code
    Section 408(d)(3)(c), no additional contributions will be accepted.

4. Notwithstanding Article II of this Endorsement, the issuer may accept IRA Conversion Contributions in any tax year starting in 2010 or later, regardless of whether the Annuitant's AGI for that tax year exceeds $100,000 or if the Annuitant is married and files a separate return.

5. Notwithstanding Article IV of this Endorsement, no dividends are paid under this annuity Contract.

6. The "interest' in the Contract prior to the time that income payments irrevocably commence includes the amount of any outstanding rollover, transfer and re-characterization as provided under Q&A 7 and 8 of Treas. Reg. 1.408-8 along with the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

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7.  For income tax purposes, any withdrawals available from Your Roth IRA are from annual contributions first, then converted amounts (on a first in, first out basis), and then Contract earnings. Withdrawals of contributions are generally not subject to federal income tax (however, withdrawals of converted amounts within 5 years of such conversion may be subject to a 10% penalty tax). Withdrawals of earnings are not subject to federal income tax provided such withdrawals are "qualified distributions." Qualified distributions are defined in Section 408A(d) as any distribution made five taxable years after Your first contribution to a Roth IRA and the distribution is: (i) made on or after the date you attain age 59 1/2;
    (ii) made because of Your disability as defined in Code Section 72(m)(7);
    (iii) made for a qualified first-time home purchase (up to $10,000);
    (iv) made on account of Your death.

8. Annuity income payments under this Contract will be made in accordance with applicable federal tax law, including, but not limited to, Article V above.

9. In order to continue to qualify this annuity Contract as a Roth IRA, we may amend this Contract to reflect changes in the tax law. We will notify you of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority. Notwithstanding Article VIII, the Annuitant's consent will be obtained only when required by law.

10. Your contributions, in the aggregate, to Roth IRAs and traditional IRAs cannot exceed the limit set forth in Article I. You are solely responsible for determining Your eligibility to make a contribution to Your Roth IRA, including satisfying the adjusted gross income limits for contributions.

11. For purposes of Article VII, the term "Article" shall include any provision of the Contract (including any endorsements thereto).

All other terms and conditions of the Contract remain unchanged.

Brighthouse Life Insurance Company of NY has caused this Endorsement to be signed by its [Secretary].

/s/ [Illegible]

[SECRETARY]

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